Exhibit 99.4

AMENDMENT No. 2 TO

MUTUAL CONFIDENTIAL DISCLOSURE AGREEMENT

This Amendment No. 2 to Mutual Confidential Disclosure Agreement (“Amendment No. 2”), effective as of the date of last signature below (“Amendment No. 2 Effective Date”), confirms the mutual understanding between Merck Sharp & Dohme, LLC, having a place of business at 126 East Lincoln Avenue, Rahway, New Jersey 07065, USA (“Merck”) and Harpoon Therapeutics, having a place of business at 611 Gateway Blvd, Suite 400, South San Francisco, CA 94080 (“Harpoon”).

WHEREAS, Merck and Harpoon have entered into that certain Mutual Confidential Disclosure Agreement, effective January 9, 2020 and as amended by the First Amendment effective January 6, 2021 (collectively, the “Agreement”); and

WHEREAS, the Agreement expired its terms on January 6, 2023; and

WHEREAS, from January 6, 2023 to the Amendment No. 2 Effective Date (the “Extension Period”) the Parties have extended the Agreement through their course of dealing; and

WHEREAS, it is the intention of both Parties that the terms of the Agreement govern the rights and obligations of the Parties through the Extension Period; and

WHEREAS, the Parties now wish to extend the termination date, as detailed here in this Amendment No. 2.

NOW, THEREFORE, the parties hereby amend the Agreement as follows:

1.

The Parties hereby acknowledge that the Agreement expired on January 6, 2023 and hereby agree that the terms and conditions of the Agreement shall apply from such expiration date through the Extension Period, as if the Agreement had been in full force and effect.

2.	Paragraph 6 of the Agreement is hereby deleted and is replaced in its entirety with the following new paragraph:

“Unless sooner terminated, for or without cause, by written notice from one Party to the other sent to the addresses set forth above, this Agreement shall expire on January 6, 2025. Notwithstanding any expiration or termination of this Agreement, the Receiving Party’s obligations of confidentiality and non-use concerning Confidential Information of the other Party shall survive until the seventh (7th) anniversary of the expiration or earlier termination of this Agreement.”

3.	All other terms and conditions of the Agreement not specifically modified by this Amendment No. 2 shall remain in full force and effect.

4.	Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Agreement.

5.

On and after the Amendment No. 2 Effective Date, each reference in the Agreement to this “Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment No. 2.

6.

This Amendment No. 2 may be signed in any number of counterparts (facsimile and electronic transmission included), each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(SIGNATURES TO FOLLOW ON NEXT PAGE)

IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to the Agreement to be executed by their duly authorized representatives.

MERCK SHARP & DOHME, LLC.		Harpoon Therapeutics

By:	Electronically signed by: Christopher Mortko Reason: Approved /s/ Christopher Mortko Date: Sep 21, 2023 16:52 EDT	By:	/s/ Haibo Wang

Name:	Christopher Mortko Ph.D., MBA	Name:	Haibo Wang
Title:	Vice President, BD&L	Title:	SVP, Business Development
Date:	September 21, 2023	Date:	9/21/2023

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